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                     USLIFE Corporation
   1993 Long-Term Incentive Award Guidelines, As Amended

The Executive Compensation and Nominating Committee of the Board of Directors has approved new long-term award guidelines for senior executives. The new guidelines are applicable to all senior vice presidents and above on Parent Company staff and all subsidiary chief executive officers. They are intended to encourage participants to exercise their stock options and hold the acquired shares, thereby creating an enhanced ownership position in USLIFE.
The following paragraphs briefly describe the principal features of the new guidelines and illustrate the three alternatives of stock option exercise: exercise of options with previously acquired shares, with cash and shares, or with cash only.

These new guidelines introduce a restricted stock component to long-term incentive awards designed to provide an additional incentive to exercise stock options and retain the shares. The number of restricted shares earned by a participant depends on how the employee funds the option exercise.

     Participants who pay for the option exercise using
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previously acquired USLIFE shares will receive one
restricted share for every five options exercised. They will also receive "reload" options (if applicable) at the current fair market value equal to the number of shares surrendered to the company to fund the exercise. Please remember that shares used to exercise options must be "mature" shares; that is, shares which the participant has owned for at least six months.

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Participants who exercise options using cash will receive
one restricted share for every three options exercised.

Share ownership is maximized to the extent cash is used to acquire option shares. The matching restricted stock grant is also maximized to encourage greater investment in the company and provide a valuable incentive to participants.

Subject to the terms of USLIFE's Restricted Stock Plan, the restricted stock vests in three equal annual installments. However, if any shares received upon exercise of the options are sold before the completion of the three-year vesting period, a proportionate amount of the unvested restricted stock is forfeited. If the participant is a "covered employee" within the meaning of section 162(m) of the Internal Revenue Code (generally, USLIFE's Chief Executive Officer and the other four most highly compensated executive officers), the restricted stock (and dividends paid on the restricted stock) will be subject to forfeiture if the performance goals specified in USLIFE's Restricted Stock Plan are not satisfied.

In the case of retirement, death, permanent disability, termination without cause, or a change in control, all restrictions on the restricted shares will lapse and the
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shares will become fully vested; termination of employment
for any other reason before the end of the restriction period will result in a forfeiture of the unvested restricted shares.

This program and the guidelines described above are governed by USLIFE's Restricted Stock Plan and Stock Option Plans. Notwithstanding the participant's exercise of options in accordance with the guidelines, the Executive Compensation and Nominating Committee shall in each instance review and approve all matching restricted stock grants to the individual participant as a pre-condition to the award of such grant or grants. The Executive Compensation and Nominating Committee and the Board of Directors retain the sole discretion to administer, amend, or terminate the program at any time.